FIRST AMENDED MARKET DEVELOPMENT

AND SALES SERVICES AGREEMENT

This First Amended Market Development and Sales Services Agreement (the “Amended Agreement”) is made and effective as of this 9th day of April, 2025 (the “Effective Date”), by and between Red Phoenix Rising, LLC (the “Sales Consultant”), and Software Effective Solutions, Inc., a Louisiana corporation (the “Company”). Each of the Company and Sales Consultant are a “Party” and, collectively, the “Parties”.

BACKGROUND

The Company and Sales Consultant entered into a Market Development and Sales Services Agreement dated March 1, 2025 (the “Original Agreement”), wherein the compensation to be paid by the Company was based on the Company’s periodic delivery of convertible promissory notes to Sales Consultant

The Company and Sales Consultant have determined that, in light of recent changes in certain regulatory interpretations, the Company’s contemplated compensation strategy for Sales Consultant under the Original Agreement has become untenable.

The Company and Sales Consultant desire to enter into this Amended Agreement, in furtherance of their commitment to achieving the intended objectives of the Original Agreement.

RECITALS

WHEREAS, The Board of Directors (the “Board”) of the Company has determined that it is in the Company’s best interests to diversify its business by entering the CBD industry, including grow opportunities, product manufacturing, product acquisition (including vapes and cartridges), product packaging and product distribution in the United States and the European Union countries; and

WHEREAS, the Board’s determination was based on its findings that the size of the current global cannabidiol (CBD) market size (USD$7.71 billion in 2023) is expected to experience a compound annual growth rate in excess of 15% from 2024 to 2030; and

WHEREAS, the Board further found that the CBD market size is expected to grow with the increasing legalization of hemp-based products and the evolution of, and innovation associated with, CBD products, including edibles, topicals and beverages; and

WHEREAS, Sales Consultant, by and through its principals1, possesses significant experience in the CBD industry at all levels, product manufacture, product distribution and product retail sales, including e-commerce channels and the Board has concluded that the principals of Sales Consultant offer the Company a unique opportunity to enter the CBD industry; and

WHEREAS, the Company desires to have Sales Consultant provide certain market development and sale services with respect to establishing the Company’s planned CBD business, all as specifically set forth on Exhibit A attached this Amended Agreement (collectively, the “CBD Services”), pursuant to the terms and conditions of this Amended Agreement;  and

WHEREAS, Sales Consultant desires to provide the CBD Services to the Company pursuant to the terms and conditions of this Amended Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto intending to be legally bound, agree as follows:

1.Replacement of Original Agreement. The Parties agree that this Amended Agreement shall replace the Original Agreement in its entirety.

2.Appointment of Sales Consultant as Corporate Consultant. The Company grants to Sales Consultant for the term of this Agreement, the authority to provide to the Company, on a non-exclusive basis, the CBD Services described in Exhibit A attached hereto, upon the terms and conditions set forth in this Agreement.

3.Sales Consultant Services. Sales Consultant, in its capacity as an independent contractor, will provide the CBD Services to the Company during the term of this Agreement when and as reasonably requested by the Company. The Company acknowledges that Sales Consultant will limit its role under this Agreement to that of a usual sales consultant, and that Sales Consultant is not, and will not become, engaged in the business of: (a) assisting or effecting securities transactions, directly or indirectly, for or on the account of the Company, (b) providing investment advisory services as defined in the Investment Advisors Act of 1940, or (c) providing any tax, legal, auditing or other services, except as specifically set forth in this Agreement or in any other agreement between the Company and Sale Consultant.

1The curriculum vitae of one of the principals of Sales Consultant, Thomas Roland, is described in Annex I attached hereto.

4.Compensation to Sales Consultant. As compensation for providing the CBD Services, the Company shall pay Sales Consultant $20,000 per month during the Term (as defined below), payable in advance.

5.Prohibited Services. The Sales Consultant shall not, as part of the CBD Services, or otherwise on behalf of the Company: (a) discuss, advise and/or negotiate any of the terms of any securities transaction (“Offering”); (b) participate in any advertisement, endorsement, or general solicitation in connection with any Offering; (c) participate in the preparation of any materials in connection with any Offering; (d) perform any independent analysis of any Offering; (e) engage in any “due diligence” activities in connection with any Offering; (f) assist with or provide financing for the Company (to consummate an Offering); (g) provide advice as to the valuation or financial advisability in connection with any Offering; or (h) handle any funds or securities in connection with any Offering. Nothing in this Agreement permits the Sales Consultant to act, nor will the Sales Consultant act, as a securities “dealer,” “broker-dealer” or “underwriter” as defined by the Federal and State securities laws (collectively, “Laws”). The Company acknowledges that the Sales Consultant is not a securities “dealer,” “broker-dealer” or “underwriter” as defined by the Laws.

6.Confidentiality. The Sales Consultant acknowledges that Sales Consultant shall keep in confidence any information that the Company provides to Sales Consultant pursuant to this Agreement. Notwithstanding the foregoing, Sales Consultant shall not be required to maintain confidentiality with respect to information (a) which is or becomes part of the public domain not due to the breach of this Agreement by Sales Consultant; (b) of which it had independent knowledge prior to disclosure; (c) which comes into the possession of Sales Consultant in the normal and routine course of its own business from and through independent non-confidential sources; or (d) which is required to be disclosed by Sales Consultant by laws, rule or regulators. If Sales Consultant is requested or required to disclose any information supplied to it by the Company, Sales Consultant shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

7.Sales Consultant’s Services to Others. The Company acknowledges that Sales Consultant or its affiliates may provide services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Sales Consultant in conducting such business with others, or in rendering such advice to others.

8.Term of Agreement; Termination. The term of this Agreement shall be for six (6) months commencing on the Effective Date (the “Term”). Either party may immediately terminate this Agreement for Cause, upon delivery of a written notice.

“Cause” means the occurrence of any of the following events: (a) willful, continued and systematic failure to substantially perform duties or covenants set forth herein or in any agreement between the Parties; (b) conduct that amounts to willful misconduct or gross negligence; (c) fraud, misappropriation, dishonesty, embezzlement or similar conduct by one Party against the other Party.

9.Expenses. Each of the Parties hereto shall be solely responsible for any and all of its own and costs and expenses related to the negotiation and preparation of this Agreement. It is agreed and acknowledged by the Company that the Sales Consultant may incur out of pocket costs and expenses in connection with the provision of services to the Company hereunder. The Company hereby agrees to advance such costs or expenses or to repay any such costs or expenses incurred by Sales Consultant within fifteen (15) days of Sales Consultant presenting an invoice for such expenses, as long as such expenses are approved by the Company in writing in advance.

10.Further Agreement. As further consideration of Sales Consultant’s entering into this Agreement, and in acknowledgment of the risks inherent with Sales Consultant’s accepting the Notes in payment of Sales Consultant’s CBD Services hereunder, with respect to the Notes, the Company shall, as may be required and while any amount due under the Notes remains outstanding, qualify and allocate a sufficient number of shares of Company common stock to repay the remaining balances under the Notes in full.

11.Representations of the Company.

(a)Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

(b)Authorization; Enforcement. (1) The Company has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and thereby, in accordance with the terms hereof and thereof; (2) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board of Directors or its shareholders is required; (3) this Agreement has been duly executed and delivered by the Company by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Agreement and the other documents executed in connection herewith and bind the Company accordingly; and (4) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

12.Representations of Sales Consultant. Sales Consultant represents and warrants to the Company that:

(a)Organization and Qualification. Sales Consultant is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with full power and authority (corporate and other) to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

(b)Authorization; Enforcement. (1) Sales Consultant has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and thereby, in accordance with the terms hereof and thereof; (2) the execution and delivery of this Agreement by Sales Consultant and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company’s governing body and no further consent or authorization of Sales Consultant is required; (3) this Agreement has been duly executed and delivered by Sales Consultant by its authorized representative, and such authorized representative is the true and official representative with authority to sign this Agreement and the other documents executed in connection herewith and bind Sales Consultant accordingly; and (4) this Agreement constitutes a legal, valid and binding obligation of Sales Consultant enforceable against Sales Consultant in accordance with its terms.

13.Independent Contractor. Sales Consultant shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Sales Consultant and Sales Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

14.No Agency Created. No agency, employment, partnership or joint venture shall be created by this Agreement, as Sales Consultant is an independent contractor. Sales Consultant shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

15.Indemnification.

(a)The Company hereby represents and warrants that all information, if any, furnished by the Company or its representatives or made available to the Sales Consultant by the Company, is complete and accurate in all material respects, and does not omit any material fact or information necessary to make the statements contained therein not misleading. The Company will indemnify, defend and hold harmless the Sales Consultant, its affiliates, successors, assigns, agents, employees and all persons, firms and entities who might be claimed to be jointly or severally liable with the Sales Consultant against any loss or liability (including any legal fees and costs incurred in connection with such claim) arising from the Company’s failure to perform its obligations hereunder.

(b)The Sales Consultant shall indemnify, defend and hold harmless the Company, its affiliates, successors, assigns, agents, officers, directors, employees and all persons, firms and entities who might be claimed to be jointly or severally liable with the Company from and against any and all losses, claims, damages, liabilities, cost and expenses (including any reasonable legal fees and costs incurred in connection with such claim) to which such indemnified party may become subject as a breach of this Agreement by the Sales Consultant. Notwithstanding anything contained herein to the contrary, in no event shall Sales Consultant be liable for consequential, special, indirect, incidental, punitive, or exemplary loss, damage, cost or expense (including, without limitation, lost profits and opportunity costs) unless due to gross negligence on the part of the Sales Consultant.

16.Notices. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a Party may designate by ten days advance written notice:

If to the Company:

Software Effective Solutions Corp.

6500 River Place Blvd, Building 7, Suite 250

Austin, Texas 78730

If to the Sales Consultant:

Red Phoenix Rising, LLC

1712 Pioneer Avenue, Suite 500

Cheyenne, Wyoming 82001

17.Assignment. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.

18.Conflicting Agreements. Sales Consultant and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

19.No Waiver. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

20.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana.

21.Entire Agreement. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Sales Consultant or any of its affiliates with respect to the subject matter of this Agreement.

22.Paragraph Headings. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

23.Survival of Provisions. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

24.Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained herein.

25.Attorney’s Fees. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys’ fees and post judgment costs, from the other party.

26.Authorized Agent. The persons executing this Agreement on behalf of the Company and Sales Consultant hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

27.Additional Documents. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

28.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile or electronic scan of this Agreement may be relied upon as full and sufficient evidence as an original.

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[ SIGNATURE PAGE TO FIRST AMENDED MARKET DEVELOPMENT AND SALES SERVICES AGREEMENT ]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

SOFTWARE EFFECTIVE SOLUTIONS CORP.

By: /s/ Gabriel Díaz

Gabriel Díaz

Chief Executive Officer

SALES CONSULTANT:

RED PHOENIX RISING, LLC

By: /s/ Thomas Roland

Thomas Roland

Managing Member

ANNEX I

EXHIBIT A

Description of the CBD Services

The Company intends to become a new participant in the CBD industry, including grow opportunities, product manufacturing, product acquisition (including vapes and cartridges), product packaging and product distribution in the United States and the European Union countries.

To achieve such objectives, Sales Consultant is to provide the services (the CBD Services) described below:

▪Develop an overall plan to enter the CBD industry at all levels.

▪Plan and provide a retail level product branding strategy for Client.

▪Coordinate, with independent legal counsel hired by Client, all applicable trademark filings for Client.

▪Develop high end label designs for the packaging of Client’s branded products.

▪Develop Client’s packaging to maximize margins and brand recognition.

▪Develop e-commerce websites for wholesalers, retailers and direct-to-consumer efforts with respect to Client’s products.

▪Coordinate, with independent legal counsel hired by Client, execution of all brand licensing agreements and any other agreements between Client and its producers.

▪Monitor and forecast Client’s production volume and timing.

▪Monitor and forecast production volume and timing for other licensed producers selling raw materials to Client.

▪Prepare and report go-to-market schedules to Client and its associated retailers.

▪Draft and implement best practices to measure and reduce the cost of processing the products Client sells.

▪Assist Client in developing profitable terms for the wholesale purchase of its raw materials and white label products, as well as profitable terms for the distribution and sale of its products to retailers.

▪Create, standardize, and coordinate the retailer enrollment process.

▪Coordinate, with independent legal counsel hired by Client, brand licensing agreements for use between Client and licensed retailers.

▪Assist Client in choosing ongoing strategies for establishing long-term retailer and consumer loyalty to Client’s brands, including, but not limited to:

▪Ongoing IP development

▪Design and development of online brand

▪Direct consumer marketing

▪Broader retailer enrollment